State of Missouri

SERVICES AGREEMENT

This Services Agreement (this "Agreement") is entered into as of the 30th day of November 2022, between Y M Tengku Chanela Jamidah Y A M Tengku Ibrahim located at 816 South Bundy Drive, LoS Angeles, CA 90049 ("Service Provider") and Verde Renewables Inc, located at 2 Cityplace Dr, Suite 200, St. Louis, MO 63141 (collectively "Client"). Each Service Provider and Client may be referred to in this Agreement individually as a "Party" and collectively as the "Parties."

1. Services. Service Provider agrees to take on the role of **Director of Strategic Initiatives** for Verde Resources Inc and its subsidiaries, and Client agrees to procure the following services for the specific tasks described below:

Description of Services
• Actively promote and make introductions for the benefit of advancing Client's business and interests amongst Service Provider's networks. • Develop effective messaging and communication strategies. Direct, manage and implement Client's public relations strategies and access to thought leaders, research resources and relevant press and media to support and build company projects and initiatives. • Attend and represent the Client, in person or virtual, at conferences, forums or relevant industry events, as well as with prospective customers, investors, strategic partners, to discuss and/or mentor on any matter that can promote the client's business and interests, that may include any traditional and social media interviews, podcasts and etc. (All expenses to be covered by the company and Per Diem to be approved in advance). • Direct the company on cultural relations, positioning, brand visual identity and marketing strategy, reinforcing the company's mission to be clearly represented in the press and media, and across any digital assets that supports the company's strategic communication goals.

2. Term and Termination. This Agreement shall be for a period of 24 months, commencing on the effective date hereof. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement. If either party wants to cancel the Agreement, there is a Sixty (60) day advanced notice for Termination. If Service Provider decides to cancel the Agreement, she will return all compensation that hasn't been earned.

3. Contract Fee. Client will pay to Service Provider and for all obligations specified in this Agreement, via the issuance of 1,000,000 (One Million) new Verde Resources Inc. Shares (VRDR) as a form of remuneration. Unless otherwise stated, Service Provider shall be responsible for all taxes in connection with the purchase of Services in this Agreement. Client shall carry no workers compensation insurance or any health or accident insurance on Service Provider. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

4. Payment. Payment for the 24 -month Services will be by 1 million Verde (VRDR) Shares, according to the following schedule:

500,000 VRDR Shares to be issued to Y M Tengku Chanela Jamidah Y A M Tengku Ibrahim *on or before December 31st 2022 (For Year 1)*

500,000 VRDR Shares to be issued to Y M Tengku Chanela Jamidah Y A M Tengku Ibrahim *on or before December 31st 2023 (For Year 2)*

5. Force Majeure. Service Provider shall not be responsible for any claims or damages resulting from any delays in performance or for non-performance due to unforeseen circumstances or causes beyond Service Provider's reasonable control.

6. Limitation of Liability. Service Provider will not be liable for any indirect, special, consequential, or punitive damages (including lost profits) arising out of or relating to this Agreement or the transactions it contemplates (whether for breach of contract, tort, negligence, or other form of action) and irrespective of whether Service Provider has been advised of the possibility of any such damage. In no event will Service Provider's liability exceed the price paid by Client for the Services giving rise to the claim or cause of action. Directors and Officers Liability Insurance will also be provided as an extra layer of protection.

7. Assignment. Either Party may not assign any of its rights under this Agreement or delegate any performance under this Agreement, except with the prior written consent of the other Party. Any purported assignment of rights or delegation of performance in violation of this section is void.

9. Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

10. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, not including its conflicts of law provisions.

11. Disputes. Any dispute arising from this Agreement shall be resolved through mediation.

12. Entire Agreement. This Agreement contains the entire understanding between the Parties and supersedes and cancels all prior agreements of the Parties, whether oral or written, with respect to such subject matter.

13. Notices. Any notice or other communication given or made to any Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

14. Waiver. No Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by any Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any other subsequent breach or violation.

14. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision. The section headings herein are for reference purposes only and shall not otherwise affect the

meaning, construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same document.

15. Royalty and Director's Fees. Royalty payments on products sold in the eventual markets developed by the Service Provider, and a monthly Director's fee when the client has successfully raised 5 (Five) Million U.S. Dollars from investors within the duration of this agreement which will be publicly disclosed to the Securities and Exchange Commission, will be determined and to be incorporated into a separate agreement.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

	Verde Renewables Inc.
____________________ Jack Wong CEO Date: Nov 30th 2022	____________________ Client Full Name
	Y M Tengku Chanela Jamidah Y A M Tengku Ibrahim
____________________ Service Provider Signature	____________________ Service Provider Full Name